UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

REPUBLIC SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 2, 2008

Dear Stockholder:

We invite you to attend the 2008 Annual Meeting of Stockholders of Republic Services, Inc., which we will hold at 10:30 a.m. on Friday, May 16, 2008 in the Atrium on the 7th Floor of the AutoNation Building, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. On the following pages, we describe in the formal notice and proxy statement the matters our stockholders will consider at the annual meeting.

In addition to the specific matters we will request our stockholders to act upon, we will report on our business and provide our stockholders an opportunity to ask questions of general interest.

Whether or not you plan to attend in person, it is important that you have your shares represented at the annual meeting. We urge you to vote and to submit your proxy over the Internet, by telephone or by mail. If you are a registered stockholder and attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a bank or broker and you want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy. The Board of Directors recommends that stockholders vote FOR each of the director nominees and FOR the company’s proposal described in the proxy statement. Thank you.

Sincerely,

James E. O’Connor
Chairman of the Board
and Chief Executive Officer

Page

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS	2
PROPOSAL 1: ELECTION OF DIRECTORS	4
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS	5
EXECUTIVE COMPENSATION	9
COMPENSATION COMMITTEE REPORT	18
SUMMARY COMPENSATION TABLE	19
ALL OTHER COMPENSATION	19
GRANTS OF PLAN-BASED AWARDS	20
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	21
OPTION EXERCISES AND STOCK VESTED	21
NONQUALIFIED DEFERRED COMPENSATION	22
POST-EMPLOYMENT COMPENSATION — DEATH OR DISABILITY	28
POST-EMPLOYMENT COMPENSATION — TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY THE EXECUTIVE	29
POST-EMPLOYMENT COMPENSATION — TERMINATION WITHOUT CAUSE BY THE COMPANY OR FOR GOOD REASON BY THE EXECUTIVE — WITHIN TWO YEARS FOLLOWING A CHANGE IN CONTROL	29
POST-EMPLOYMENT COMPENSATION — RETIREMENT	29
DIRECTOR COMPENSATION	30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	31
AUDIT COMMITTEE REPORT	31
AUDIT AND RELATED FEES	32
PROPOSAL 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS	33
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	33
SECURITY OWNERSHIP OF FIVE PERCENT STOCKHOLDERS	33
SECURITY OWNERSHIP OF MANAGEMENT	35
STOCKHOLDER PROPOSALS AND NOMINATIONS	36
COMMUNICATION WITH THE BOARD OF DIRECTORS	36
ELECTRONIC DELIVERY OF PROXY MATERIALS	36
HOUSEHOLDING	37
OTHER MATTERS	37

110 S.E. 6th Street
Fort Lauderdale, Florida 33301

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Republic Services, Inc.:

We will hold the 2008 Annual Meeting of Stockholders of Republic Services, Inc. at 10:30 a.m. on Friday, May 16, 2008 in the Atrium on the 7th Floor of the AutoNation Building, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301, for the following purposes:

(1)	To elect directors to a term of office expiring at the annual meeting of stockholders in the year 2009 or until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our company’s independent public accountants for 2008; and

(3)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 19, 2008 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment of the annual meeting.

We cordially invite you to attend the annual meeting in person. Even if you plan to attend in person, we request that you vote and submit your proxy over the Internet, by telephone or by mail. You may revoke your proxy at any time before its use.

By order of the Board of Directors,

David A. Barclay
Senior Vice President,
General Counsel and Assistant Secretary

Fort Lauderdale, Florida
April 2, 2008

PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

REPUBLIC SERVICES, INC.
110 S.E. 6th Street
Fort Lauderdale, Florida 33301

PROXY STATEMENT

We furnish this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Stockholders, or any postponement or adjournment of the meeting. We will hold the annual meeting at 10:30 a.m. on Friday, May 16, 2008 in the Atrium on the 7th Floor of the AutoNation Building, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

As permitted by the rules recently adopted by the Securities and Exchange Commission, we are making our proxy statement and our 2007 Annual Report to Stockholders (which includes our Annual Report on Form 10-K) available electronically via the Internet. On April 2, 2008, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing the instructions on how to access this proxy statement and our annual report and how to vote online. Stockholders who receive the notice will not receive a printed copy of the proxy materials in the mail. If you would like to receive a printed copy of our proxy materials or 2007 Annual Report to Stockholders, please follow the instructions included in this notice.

Record Date

Only stockholders of record at the close of business on March 19, 2008 may vote at the annual meeting.

Shares Outstanding and Voting Rights

The only voting stock of our company currently outstanding is our common stock. As of the close of business on March 19, 2008, there were 182,895,808 shares of common stock outstanding. Each share of common stock issued and outstanding is entitled to one vote on each of the matters properly presented at the annual meeting.

Proxy Procedure

Proxies properly executed and returned in a timely manner will be voted at the annual meeting according to the voting instructions noted on the proxies. Proxies without voting instructions will be voted to elect the individuals nominated as directors in this proxy statement, for our company’s proposal set forth in the notice of annual meeting, and in the best judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power, at any time before it is voted, to revoke it in person at the annual meeting, by written notice to the secretary of our company at the address above, or by delivery to the secretary of our company of a later-dated proxy.

The inspector of elections appointed for the meeting will tabulate the votes cast by proxy or in person at the annual meeting. The inspector will count these votes in determining whether or not a quorum is present. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker shares, which are shares held in street name, that are voted as to any matter at the meeting will be included in determining the number of shares present or represented at the annual meeting. Broker shares that are not voted on any matter at the annual meeting will not be included in determining the number of shares present or represented at the annual meeting.

The trustee of our 401(k) Plan will vote shares held in each participant’s account in accordance with instructions provided by the participant on a completed proxy card. If a participant does not provide a completed proxy card, the trustee of the 401(k) Plan will vote the shares in a participant’s account in the same proportion that it votes shares for which it received valid and timely proxy cards from other participants.

Voting Requirements

Each director will be elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of our common stock present at the annual meeting, in person or by proxy, and entitled to vote, is required for the ratification of Ernst & Young LLP as our company’s independent public accountants for 2008 and to approve any other matter duly brought to a vote at the annual meeting.

Broker shares that are not voted on a particular proposal at the annual meeting will have no effect on that matter. Abstentions from voting on a particular proposal will have the effect of votes against the particular proposal.

Costs of Solicitation

Our Board of Directors will solicit proxies by mail. Our directors, officers and a small number of other employees of our company may also solicit proxies personally or by mail, telephone, or otherwise. We will not compensate these persons for their solicitation. We will request brokerage firms, banks, fiduciaries, voting trustees or other nominees to forward the soliciting material to each beneficial owner of stock held on the record date by them. We have hired The Altman Group, Inc. to coordinate the solicitation of proxies by and through these holders for a fee of approximately $6,000 plus expenses. We will bear the entire cost of the solicitation.

BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS

Directors

We provide below biographical information for our current directors, each of whom is a nominee for election as a director of our company at the annual meeting.

James E. O’Connor, age 58, was named Chairman of the Board of Directors in January 2003. He has served as our Chief Executive Officer and as a director since December 1998. From 1972 to 1978 and from 1982 to 1998, Mr. O’Connor served in various positions with Waste Management, Inc., an integrated solid waste service company, including Senior Vice President from 1997 to 1998, Area President of Waste Management of Florida, Inc. from 1992 to 1997, Senior Vice President of Waste Management — North America from 1991 to 1992 and Vice President — Southeastern Region from 1987 to 1991.

Harris W. Hudson, age 65, was named our Vice Chairman, Secretary and a director in May 1998. From 1964 until 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc. and its predecessor. From 1983 until 1995, Mr. Hudson served as Chairman, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company that he founded. In 1995, Hudson Management merged with our former parent company (then known as Republic Waste Industries, Inc.). From 1995 until 1998, Mr. Hudson served in various executive roles with our former parent company, including as Chairman of its Solid Waste Group and its President.

John W. Croghan, age 77, was named a director in July 1998. Since April 2002, Mr. Croghan has served as Chairman of Rail-Splitter Capital Management, LLC, an investment management firm formerly known as CMF Capital Management, Inc. Mr. Croghan was President and General Partner of Lincoln Partners, a partnership of Lincoln Capital Management Co. He was a founder and, from 1967 through December 2000, the Chairman of Lincoln Capital Management, an investment management firm. Mr. Croghan was retired from January 2001 until April 2002. He is also a member of the board of directors of Schwarz Paper Company.

W. Lee Nutter, age 64, was named a director in February 2004. Prior to his retirement in 2007, Mr. Nutter was Chairman, President and Chief Executive Officer of Rayonier, Inc., a leading supplier of high performance specialty cellulose fibers with timberland and other higher value land holdings. Mr. Nutter continues to serve on the board of Rayonier as well as the boards of NiSource Inc., J.M. Huber Corporation and the North Florida Regional Board of SunTrust.

Ramon A. Rodriguez, age 62, was named a director in March 1999. Mr. Rodriguez has served as President and Chief Executive Officer of Madsen, Sapp, Mena, Rodriguez & Co., P.A., a firm of certified public accountants, from 1981 through 2006 when the firm was acquired by Crowe Chizek and Company, LLC. Mr. Rodriguez is currently an executive with Crowe Chizek. He is a past Chairman of the Florida Board of Accountancy and was also President of the Florida Institute of Certified Public Accountants. Mr. Rodriguez is also a member of the board of directors of Bank of Florida Corporation, a bank holding company, and of DME Corporation, an aerospace and defense contractor.

Allan C. Sorensen, age 69, was named a director in November 1998. Mr. Sorensen is a co-founder of Interim Health Care, Inc., which Interim Services, Inc., now known as Spherion Corporation, spun off in October 1997. From October 1997 until February 2007, Mr. Sorensen served as Interim Health’s Vice Chairman and from 2004 until February 2007, Mr. Sorensen also served as Interim Health’s Chief Executive Officer and President. Before the spin-off, Mr. Sorensen served as a director and in various capacities including President, Chief Executive Officer and Chairman of Interim Services from 1967 to 1997. He was a member of the board of directors of H&R Block, Inc. from 1979 until 1993, when Interim Services was spun off in an initial public offering.

Michael W. Wickham, age 61, was named a director in October 2004. From 1996 to 2003, Mr. Wickham served as President and Chief Executive Officer of Roadway Corporation. He also served as Chairman of Roadway from 1998 until his planned retirement in December 2003. He served as President of Roadway from July 1990 through March 1998 and a director of Roadway from 1989 until his planned retirement in December 2003. Mr. Wickham is also a member of the board of directors of C.H. Robinson Worldwide, Inc., a transportation, logistics and sourcing company.

Executive Officers

We provide below biographical information for each of our executive officers who is not a nominee for director.

Michael J. Cordesman, age 60, was named President and Chief Operating Officer in February 2003. From March 2002 until February 2003, he served as our Vice President and Chief Operating Officer. Mr. Cordesman served as our Eastern Region Vice President from June 2001 until February 2003. From 1999 to 2001, Mr. Cordesman served as Vice President of the Central Region for Superior Services, Inc. From 1980 until 1999, Mr. Cordesman served in various positions with Waste Management, Inc. including Vice President of the Mid-Atlantic Region from 1992 until 1999.

Tod C. Holmes, age 59, was named Senior Vice President and Chief Financial Officer in August 1998. Mr. Holmes served as our Vice President — Finance from June 1998 until August 1998 and as Vice President of Finance of our former parent company’s Solid Waste Group from January 1998 until June 1998. From 1987 to 1998, Mr. Holmes served in various positions with Browning-Ferris Industries, Inc., including Vice President, Investor Relations from 1996 to 1998, Divisional Vice President, Collection Operations from 1995 to 1996, Divisional Vice President and Regional Controller — Northern Region from 1993 to 1995, and Divisional Vice President and Assistant Corporate Controller from 1991 to 1993.

David A. Barclay, age 45, was named Senior Vice President, General Counsel and Assistant Secretary in August 1998. Mr. Barclay served as Senior Vice President and General Counsel of our former parent company’s Solid Waste Group from March 1998 until July 1998. From January 1997 to February 1998, Mr. Barclay was Vice President and Associate General Counsel of our former parent company.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of seven members. The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, and with respect to Mr. O’Connor, also in accordance with the terms of his employment agreement, has designated the persons named below as nominees for election as directors, for a term expiring at the annual meeting of stockholders in the year 2009. All nominees are currently serving as directors. Each director is elected by the affirmative vote of a plurality of the votes cast by the shares of common stock present at the annual meeting, in person or by proxy, and entitled to vote for the election of directors. It is the intention of the persons named in the enclosed form of proxy to vote the proxies they receive for the election of the nominees named below, unless a particular proxy withholds authorization to do so or provides other contrary instructions. Each of the nominees has indicated that he is willing and able to serve as a director. If before the annual meeting any nominee becomes unable to serve, an event which is not anticipated by the Board of Directors, the proxies will be voted for the election of whomever the Board of Directors may designate.

Nominees For Director

               James E. O’Connor
               Harris W. Hudson
               John W. Croghan
               W. Lee Nutter
               Ramon A. Rodriguez
               Allan C. Sorensen
               Michael W. Wickham

The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees for director named above. Proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors develops our business strategy, establishes our overall policies and standards, and reviews the performance of management in executing our business strategy and implementing our policies and standards. We keep directors informed of our operations at meetings and through reports and analyses presented to the Board of Directors and committees of the board. Significant communications between the directors and management also occur apart from meetings of the Board of Directors and committees of the board.

Corporate Governance

The Board of Directors held ten meetings and took six actions by unanimous written consent during 2007. Each incumbent director, except Mr. Hudson, attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the board on which he served. Mr. Hudson attended 70% of the total number of meetings of the Board of Directors. Of the three meetings that Mr. Hudson did not attend, two were special meetings that were held during a three-day period while Mr. Hudson was traveling internationally and was difficult to contact. Two of our directors attended our 2007 annual meeting of stockholders. We do not have a formal policy regarding director attendance at our annual stockholders’ meeting although we encourage all directors to attend.

The Board of Directors has determined that our five non-management directors, Messrs. Croghan, Nutter, Rodriguez, Sorensen and Wickham, have met the standards of independence as set forth in our Corporate Governance Guidelines, which are consistent with the listing standards established by the New York Stock Exchange. A copy of our Corporate Governance Guidelines is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

The non-management directors meet at least once per year in an executive session. In 2007, our non-management directors met three times in executive session.

Our directors and executive officers attend ISS-accredited seminars and continuing education programs relating to corporate governance, audit and compensation matters.

Presiding Director

The Board of Directors has created the position of Presiding Director to serve as the lead non-management director of the Board of Directors. The Presiding Director position shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the New York Stock Exchange and as determined by the Board of Directors in accordance with its Corporate Governance Guidelines.

The Presiding Director will have, in addition to the powers and authorities of a member of our Board of Directors, the power and authority to (a) preside at all meetings of non-management directors when they meet in executive session without the participation of management, (b) set agendas, priorities and procedures for meetings of non-management directors when they meet in executive session without the participation of management, (c) coordinate with non-management directors the review, revision, addition or deletion of proposed agenda items for any meeting of the Board of Directors, (d) request access to any employee of the company at any time, and (e) retain independent outside financial, legal or other advisors on behalf of any committee or subcommittee of the Board of Directors.

The Nominating and Corporate Governance Committee recommends a member of the Board of Directors to serve as Presiding Director. Upon approval by the Board of Directors, such person serves as Presiding Director for a period of not more than two consecutive years. The current Presiding Director of the company is Mr. Nutter, who was approved by the Board of Directors effective as of October 2, 2006.

Board Committees and Meetings

The Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Committee member appointments are evaluated annually and any changes to such appointments are approved by the Board of Directors at its next regularly scheduled meeting that follows the annual meeting of stockholders. Committee chairmanships rotate bi-annually. Information regarding each of the current committees is as follows:

Audit Committee

The Audit Committee consists of Messrs. Rodriguez (Chairperson), Croghan, Nutter, Sorensen and Wickham. The five members of the Audit Committee meet the independence, education and experience requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith, and the listing standards of the New York Stock Exchange. Our Board of Directors has also determined that Messrs. Rodriguez and Croghan each qualify as an “Audit Committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Act of 1934, as amended.

The Audit Committee assists the Board of Directors in monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, and (c) the independence and performance of our internal and external auditors. Furthermore, the Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, terminate and replace the independent public accountants. The Audit Committee operates under a written charter adopted by the Board of Directors. This charter was amended and restated by our Board of Directors during 2002 and has been amended several times since. A copy of our current Audit Committee Charter is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate

Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The Audit Committee held four meetings, took five actions by unanimous written consent and met four times in executive session during 2007.

Compensation Committee

The Compensation Committee consists of Messrs. Wickham (Chairperson), Croghan, Nutter, Rodriguez and Sorensen. The five members of the Compensation Committee are independent as that term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith, and in the listing standards of the New York Stock Exchange.

The Compensation Committee of our Board of Directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of salaries and incentive compensation to executive officers, and administers our stock incentive plan. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the Compensation and Discussion Analysis elsewhere in this proxy statement. The Compensation Committee operates under a written charter that was first adopted by our Board of Directors in July 2002 and has been amended several times since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A copy of our current Compensation Committee Charter is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The Compensation Committee held seven meetings, took one action by unanimous written consent and met three times in executive session during 2007.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Sorensen (Chairperson), Croghan, Nutter, Rodriguez and Wickham. The five members of the Nominating and Corporate Governance Committee are independent as that term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith, and in the listing standards of the New York Stock Exchange.

The Nominating and Corporate Governance Committee is responsible for soliciting recommendations for candidates for the Board of Directors, developing and reviewing background information for such candidates, and making recommendations to the Board of Directors with respect to candidates for directors proposed by stockholders. In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required, who possess personal and professional integrity, have good business judgment, have relevant business and industry experience, education and skills, and who would be effective as a director in conjunction with the full board in collectively serving the long-term interests of our stockholders in light of the needs and challenges facing the Board of Directors at the time. All candidates will be reviewed in the same manner, regardless of the source of recommendation. Mr. O’Connor is nominated for election to our Board of Directors at each annual meeting of stockholders pursuant to the terms of his employment agreement with us. See Employment Agreements and Post-Employment Compensation elsewhere in this proxy statement.

In addition to the foregoing duties, the Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors a set of Corporate Governance Guidelines and a Code of Ethics. Our Code of Ethics applies to our employees and to the Board of Directors. A copy of our Corporate Governance Guidelines and Code of Ethics is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. This charter was amended and restated by our Board of Directors during 2004 and 2007. A copy of our current Nominating and Corporate Governance Committee Charter is available to view at our website, www.republicservices.com, and a copy may be obtained by written request to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The Nominating and Corporate Governance Committee will consider nominations for the Board of Directors from stockholders that are entitled to vote for the election of directors. The Nominating and Corporate Governance Committee held four meetings and met two times in executive session during 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Role of the Compensation Committee

The Compensation Committee of our Board of Directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of salaries and incentive compensation to executive officers, and administers our stock incentive plan. Our Compensation Committee was first formed in November 1998 and consisted of two members of our Board of Directors, both of whom were deemed independent under the then existing rules and regulations. Since that time, membership of the Compensation Committee has expanded, but members have always been deemed independent under the appropriate rules and regulations. Today, five members of our Board of Directors sit on the Compensation Committee, each of whom is independent as that term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated in accordance therewith, and in the listing standards of the New York Stock Exchange.

After our initial public offering on July 1, 1998, our compensation structure was a simple one and consisted of only four components — a salary, an annual bonus, an annual stock option grant and a basic benefits package.

For a short period of time after our initial public offering, one of our main strategic objectives was to grow our business through acquisitions. Beginning in late 1999, as a result of industry-specific conditions, we shifted our strategic objectives from growing through acquisitions to growing our business organically, improving our return on invested capital, generating free cash flow and distributing such cash flow in various forms to our stockholders. Consistent with this shift in strategic focus, in early 2000 our Compensation Committee interviewed several compensation consulting firms and ultimately selected and engaged a nationally recognized compensation consulting firm to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation package afforded to our named executive officers was, at that time, competitive and complete when compared with similarly situated companies. To more strongly align management’s incentive compensation with the company’s strategic direction, the compensation consulting firm was also engaged to assist in the design of a long-term incentive plan. The long-term incentive plan was designed to reward our named executive officers’ ability to achieve our strategic objectives by generating increasing amounts of free cash flow and improving our return on invested capital over an extended time horizon.

Following this review and the implementation of a long-term incentive plan in 2001, the Compensation Committee continued the engagement of this compensation consulting firm during 2001, 2002 and 2003 to conduct further reviews of executive compensation. In these annual reviews, the consulting firm was asked to review the current compensation packages for our top 25 officers, including our named executive officers, and compare them with packages offered to officers at a targeted universe of peer group companies that was established during the 2000 review. The analysis and development of findings entailed regular meetings between the consulting firm and the Compensation Committee. The consulting firm ultimately provided the Compensation Committee with its findings and analysis, which the Compensation Committee took into consideration in determining its policies and the basis upon which our top 25 officers are compensated.

Beginning in late 2003 and continuing through 2008, the Compensation Committee changed compensation consultants and retained the services of Pearl Meyer & Partners to assist the Compensation Committee with its review of compensation for our top 25 officers, including our named executive officers. In addition, Pearl Meyer & Partners was asked to conduct an annual market comparison analysis and also has been utilized as a regular advisor to the Compensation Committee regarding ongoing compensation issues. The Compensation Committee retains Pearl Meyer & Partners directly, supervises all work assignments performed by them, and reviews and approves all work invoices received from Pearl Meyer & Partners for payment. Nevertheless, there are instances when Pearl Meyer & Partners must work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Pearl Meyer & Partners was not asked to perform any other services for us.

In addition to Pearl Meyer & Partners, the Compensation Committee has the ability to retain any other advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any consultant or advisor it has retained.

When making decisions regarding the compensation of named executive officers, the Compensation Committee considers data and analyses prepared by Pearl Meyer & Partners that includes our company’s prior performance and historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. General compensation surveys compiled by other consulting firms are also reviewed and considered by the Compensation Committee in determining the appropriateness of executive compensation. Finally, the Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers. Beginning in 2007, the Compensation Committee directed the Chief Executive Officer to not make any recommendation regarding his compensation. In considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee routinely meets in executive session outside the presence of the named executive officers and any of our other employees.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase stockholder value on both an annual and a longer term basis primarily by improving our return on invested capital and generating increasing levels of free cash flow. We define free cash flow as cash provided by operating activities less purchases of property and equipment, plus proceeds from sales of property and equipment as presented in our consolidated statements of cash flows. Free cash flow is allocated and deployed by the Board of Directors to pay quarterly cash dividends to our stockholders and to fund our stock repurchase programs, among other things.

The Compensation Committee structures compensation packages that are primarily weighted toward incentive forms of compensation to ensure that each officer’s interests are aligned with the interests of our stockholders. Our incentive forms of compensation do not focus on individual goals or an individual’s performance, but instead focus on organization-wide strategic goals and objectives. We believe that stockholder interests are best served — and that our officers’ interests are best aligned with those of our stockholders — by establishing, working toward and achieving team-oriented strategic goals and objectives that affect our entire organization. The relationship between our company’s ability to improve returns on invested capital and to generate free cash flow is closely tied to the financial rewards received by our stockholders. Consequently, the relationship between the success of our officers in improving returns on invested capital and generating free cash flow is closely linked to the financial rewards received by them.

Elements of Compensation

Our compensation program for named executive officers, other than Mr. Hudson, consists of the following components:

•	Annual cash incentive awards

•	Long-term cash incentive awards

•	Equity compensation

•	Salaries

•	Other benefits primarily including retirement contributions

Each of these components is reflected in the Summary Compensation Table and is discussed in detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element of Compensation is Determined

As mentioned above, our compensation packages are primarily weighted toward incentive compensation, although we do not adhere to a precise mathematical allocation between salary and incentive compensation. Nevertheless, a significant portion of our named executive officers’ total compensation is placed at risk through annual and long-term incentive cash and equity compensation.

Annual Incentive Compensation.  Annual incentive compensation for each of our named executive officers (other than Mr. Hudson) is governed by our Executive Incentive Plan which was approved by our stockholders at the company’s 2002 Annual Meeting. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. Under this plan, each of our named executive officers is eligible to receive annual incentive compensation upon achieving predetermined levels of (a) earnings per share and (b) free cash flow, both of which are approved by the Compensation Committee at the beginning of our fiscal year following approval by the Board of Directors of the company’s annual budget.

During 2007, the annual incentive target payouts for each of our named executive officers were as follows:

Annual Incentive Target Payout
Named Executive Officer	Percentage of Salary

Mr. O’Connor	120%
Mr. Cordesman	100%
Mr. Holmes	70%
Mr. Barclay	60%

In the event our free cash flow target and our earnings per share target are both met but not exceeded, the percentage of Annual Incentive Target Payout amount to each named executive officer will be calculated as a percentage of his salary as set forth above. One-half of the targeted payout amount is attributable to free cash flow and one-half to earnings per share. In the event our free cash flow target is met or exceeded, and our earnings per share target is exceeded, the targeted payout amount to each named executive officer will increase by approximately 14% for each $0.01 by which we exceed our earnings per share target, up to a maximum of $.07 per share, resulting in a possible maximum target payout equal to 200% of the targeted payout amount calculated pursuant to the table above. There is no increase in the targeted payout amount to the named executive officers in the event our free cash flow target is met or exceeded, but our earnings per share target is not exceeded. In the event we do not meet our free cash flow or our earnings per share targets but we do achieve 75% of the budgeted increase in either free cash flow or earnings per share from the prior year’s actual results to the current year’s target, there will be a payment to participants of 50% of the targeted payment amount attributable to either free cash flow or earnings per share. For increases in either free cash flow or earnings per share above the 75% threshold but below the targeted amount, results are interpolated and annual incentive compensation is paid to participants on a ratable basis between 50% of the targeted payment amount and the targeted payment amount.

For 2007, our free cash flow target was $315 million and our earnings per share target was $1.50 per share. We exceeded our free cash flow target during 2007 by achieving free cash flow of $375 million and we also exceeded our earning per share target by earning $1.51 per share. Because we met our free cash flow target and exceeded our earnings per share target by $0.01 per share, each of our named executive officers received a target payout equal to 114% of the Percentage of Salary target indicated in the table above. These payments are reflected in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation. These annual incentive payments to the named executive officers averaged 91% of salary. A summary of the estimated future payouts for annual incentive compensation for 2007 for the named executive officers can be seen in the Grants of Plan-Based Awards table.

For 2008, the Compensation Committee left the annual incentive compensation target percentages of salary at the same level for each named executive officer other than Mr. Holmes. With respect to Mr. Holmes, his annual incentive compensation target percentage of salary was increased from 70% to 75%. By increasing Mr. Holmes target percentage of salary for incentive compensation, the Compensation Committee intended to strengthen the link between Mr. Holmes’ compensation and our company’s performance.

Long-Term Incentive Compensation.  Long-term incentive compensation for each of our named executive officers (other than Mr. Hudson) is also governed by our Executive Incentive Plan. Similar to annual incentive payments, long-term incentive payments are also based on achieving pre-established performance goals which are set under our Executive Incentive Plan. Consequently, these payments are also tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Long-term awards are based on three-year rolling periods of three calendar years each. A new performance period begins on January 1 of each year, and payouts with respect to each performance period are scheduled to occur following the end of the applicable three-year period. The payouts of the long-term awards are based upon achieving predetermined levels of (a) cash flow value creation, which we define as net income plus after-tax interest expense plus depreciation, depletion, amortization and accretion less capital charges (net average assets multiplied by our weighted average cost of capital), and (b) return on invested capital, both of which are approved by the Compensation Committee at the beginning of each three-year performance cycle. We believe that our stockholders are primarily concerned with our ability to generate free cash flow and provide them with a reasonable return on their investment. As such, we also believe that using these variables serves to closely align management’s interests with our stockholders’ interests. In addition, we believe that these variables tie long-term incentive compensation more directly to actual performance of the company and its officers rather than measures based upon the vagaries of the stock market.

The Compensation Committee, with the advice of its initial compensation consultant, established targeted levels of cash flow value creation and return on invested capital for our initial performance period of 2001 to 2003. These targets are the same for all participants in the plan and have been revised upward since that time for each subsequent performance period based on our actual performance, as well as business and financial projections of our future performance. Additionally, also with the advice of its initial compensation consultant, the Compensation Committee established dollar-based long-term incentive compensation payout targets for our initial performance period of 2001 to 2003. Since then, the Compensation Committee has generally increased these payout targets in the range of 5% to 10% per performance period. In the event the cash flow value creation or return on invested capital targets are exceeded during any performance period, the payout to named executive officers and other participants can be increased upward to a maximum of 150% of the targeted payout amount. On an annual basis, both the proposed targets for cash flow value creation and return on invested capital and the proposed payout targets to participants have been reviewed by the compensation consulting firm then engaged by the Compensation Committee. Since 2004, the consulting firm conducting this review has been Pearl Meyer & Partners.

During 2007, the long-term incentive payout targets for the 2007 to 2009 performance period were established and are reflected in the Grants of Plan-Based Awards table. For the 2007 to 2009 performance period, targeted cash flow value creation for the period is $1,395 million and targeted return on invested capital is 13.2%. Also during 2007, the long-term incentive payout for the 2005 to 2007 performance period equaled 150% of the targeted payout amount, reflecting the fact that we exceeded targeted amounts of cash flow value creation and return on invested capital. For the 2005 to 2007 performance period, targeted cash flow value creation and return on invested capital were $1,050 million and 10.5%, respectively; actual cash flow value creation and return on invested capital during the 2005 to 2007 performance period was $1,155 million and 11.8%, respectively. The amounts of long-term incentive compensation earned by the named executive officers for the 2005 to 2007 performance period are reflected in the Summary Compensation Table in the column titled Non-Equity Incentive Plan Compensation. These long-term incentive plan payments to named executive officers averaged 115% of salary and, when combined with annual incentive payments, averaged 225% of salary.

Equity Compensation.  For a period of time following our initial public offering in 1998, grants of stock options were made to a significant portion of our employees, including our named executive officers. As our compensation programs evolved and we implemented our long-term incentive compensation program in 2001, we reduced both the number of employees eligible to receive options and also the number of options granted to those employees, including our named executive officers. The reduction in options granted affected all participants and also reflects the Compensation Committee’s belief that the addition of new compensation programs should not simply be layered on and added to existing programs.

Additionally, in 2001 we adopted a policy that governed the manner by which we grant equity compensation to all of our employees (including named executive officers) and directors. This policy provides that at the first Compensation Committee meeting of each calendar year, the Compensation Committee approves a model that serves as the template upon which equity compensation is granted to eligible employees by position, including named executive officers. Following this approval, equity compensation awards (stock options, shares of restricted stock and deferred stock units) are granted to recipients the day after the trading day in which we publicly announce financial performance for the prior year and provide financial goals for the upcoming fiscal year. This announcement is typically made a few days following the Compensation Committee meeting at which the model is approved. The equity compensation awards are priced at the close of business on the day before the grant, thereby providing for one full trading day in our common stock following our announcement regarding historical and prospective financial performance. We have chosen this approach because we believe it best ensures that all material information has been adequately disseminated into the marketplace and is reflected in our stock price prior to granting equity compensation awards.

Following the annual equity-based compensation grant process discussed above, additional equity awards are issued to new employees when hired, or to current employees when promoted, into positions that are eligible for equity awards. In this case, the new or promoted employee receives an equity award that is priced as of the close of business on the day immediately preceding the date of hire or promotion, and is an amount consistent with the model previously approved by the Compensation Committee.

We believe that equity awards offer significant motivation to our officers and other employees and serve to align their interests with those of our stockholders. While the Compensation Committee will continually evaluate the use of equity compensation types and amounts, it intends to continue to use such awards as part of the company’s overall compensation program.

Prior to 2004, all officers (including the named executive officers) and eligible employees received annual grants of options to acquire the company’s shares of common stock. Beginning in 2004, the Compensation Committee awarded Messrs. O’Connor, Cordesman, Holmes and Barclay shares of restricted stock in lieu of stock options. The number of restricted stock grants awarded to these individuals equaled 40% of the number of options previously granted to them. Based upon a Black-Scholes valuation of the previously granted options to these individuals, the value of the restricted share grants made to them during 2004 approximated the value of the option grants made to them in the immediately preceding year. Mr. Hudson is granted deferred stock units each year in the same amount as our non-employee directors. All directors, including Mr. Hudson, are required to retain all deferred stock units until their service as a director ends.

During 2007, in addition to the restricted stock granted in lieu of salary increases discussed below, Messrs. O’Connor, Cordesman, Holmes and Barclay received restricted stock grants equal to 45,000, 30,000, 30,000 and 30,000 shares, respectively, an amount that is consistent with grants made during 2004 through 2006. The shares of restricted stock vest in tranches at the rate of 25% per year at the end of each of the four years following the date of grant, subject to vesting acceleration of an additional tranche based on our achievement of the annual performance goals that are established under our Executive Incentive Plan. In addition, Mr. O’Connor also received a restricted stock grant equal to a maximum of 30,000 shares, the vesting of which is directly proportional to an achievement of our 2007 net income goal of $292.0 million, and provided further that Mr. O’Connor continue his employment with us through December 31, 2008. Because we achieved net income for 2007 of $290.2 million, 29,820 shares of this grant were earned and will vest on December 31, 2008, subject to Mr. O’Connor’s continued employment through December 31, 2008. The Compensation Committee believes that the use of restricted stock better aligns the interests of our named executive officers, other than Mr. Hudson, with stockholders, particularly because each of them is expected to hold a certain dollar amount of stock during their employment with the company. The current stock ownership guidelines for these individuals is equal to three times their salary. Each of the named executive officers satisfies these guidelines.

Salaries.  During 2007, the cash salaries paid to Messrs. O’Connor, Cordesman, Holmes and Barclay were increased by two percent to reflect the fact that these individuals no longer are eligible to receive an allowance for financial planning. Thus, their salaries for 2007 were $856,800, $459,000, $408,000 and $331,500, respectively. Other than this salary increase, the cash salaries paid to the named executive officers have remained at the same level as existed in 2003. Since that time, in lieu of cash raises, the Compensation Committee has granted each individual shares of restricted stock that vest on January 1 of the calendar year following the year with respect to which the grant is made. During 2007, the number of restricted shares granted to Messrs. O’Connor, Cordesman, Holmes and Barclay were 7,875, 4,875, 4,125 and 4,125, respectively, at a market price of $29.31 per share. Each of these individuals has elected to defer and hold all of these shares of restricted stock until their employment with our company ends.

With respect to Mr. Hudson, his compensation for services as Vice Chairman is governed by his employment agreement with the company, effective as of July 31, 2001. This agreement has a term that ended on December 31, 2007. During the agreement’s term, Mr. Hudson has been paid a salary and he has been entitled to participate in our health, life and disability insurance programs. Mr. Hudson’s salary for 2007 was $100,000 and was paid to him pursuant to his employment agreement with us. Mr. Hudson has not participated in any annual or long-term incentive programs under this agreement. Mr. Hudson has, however, received the same annual retainer, meeting fees and equity awards as are paid to our independent directors. Beginning January 1, 2008, Mr. Hudson will be compensated by us solely for his activities as a director in a manner consistent with the other directors.

Other Benefits and Perquisites.  Our executive compensation program includes other benefits and perquisites as more fully reflected on the table titled All Other Compensation. These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. For 2007, the benefits and perquisites to named executive officers fall into five general categories: (a) matching contributions by us to 401(k) and deferred compensation accounts, (b) retirement contributions to deferred compensation accounts, (c) value attributable to life insurance we afford our named executive officers beyond that which is offered to our employee population generally, and (d) dividends received on common stock. In addition, Mr. O’Connor has access to our airplane for personal use and Mr. Hudson receives fees for his services as a director.

Matching Contributions.  For all of our employees, including our named executive officers, we match a portion of contributions made by them into our 401(k) Plan. This match equals 100% of the first three percent of pay contributed and 50% of the next two percent of pay contributed by an employee. In addition, because each of our named executive officers are limited by federal law as to the amount they are permitted to contribute to our 401(k) (which in 2007 was generally limited to $15,500 per year), we have established a Deferred Compensation Plan that permits them to defer additional amounts of their compensation to better provide for their retirement. Under the Deferred Compensation Plan, once a participant has reached his contribution limits in the 401(k) Plan, we also match contributions made by them in the Deferred Compensation Plan, but in an amount that is less than the matching amounts under the 401(k) Plan. The matching contribution under the Deferred Compensation Plan is equal to two percent of the amount deferred.

Retirement Contributions.  During 2005, we began making a retirement contribution to our top 25 officers’ deferred compensation accounts, including the accounts of our named executive officers. This contribution is reviewed annually, is discretionary on the part of the Compensation Committee, and may be deferred or discontinued at any time. The contribution amount is a fixed dollar amount and is dependent on the participant’s title and position in the organization. In determining the level of retirement contributions for participants, we began by conducting an actuarial analysis that established a benchmark against which any plan that was ultimately adopted could be compared. Following the establishment of this actuarial benchmark, we decided upon a reduced fixed dollar amount that has remained constant for participants over time. Retirement contribution amounts vest in one of three ways. First, the amounts vest upon an officer satisfying the age, service and, in certain instances, notice requirements necessary to qualify for retirement. Second, in the event of death or disability, the retirement contributions vest immediately. Third, in the event an officer’s employment is terminated “without cause,” the retirement contributions vest immediately but are not available to the officer until the fifth anniversary of the termination date.

Supplemental Life Insurance.  We provide life insurance equal to one times salary for all of our full-time, non-probationary employees. Under their employment agreements, however, we provide life insurance equal to two times salary for Messrs. O’Connor, Cordesman, Holmes and Barclay. While proceeds under these life insurance policies are used to mitigate any payment made by us to the estate of our named executive officers under their respective employment agreements, federal tax laws require us to report as a benefit the incremental cost of purchasing additional insurance.

Dividends.  As previously discussed, Messrs. O’Connor, Cordesman, Holmes and Barclay receive grants of restricted stock. Following the date that the restricted stock is granted to them, any dividends we declare on these shares of common stock are received by them. Because we grant these shares to align these individuals’ interests with those of our stockholders, which includes the economic rewards and risks attendant with share ownership, we believe that permitting the officers to receive dividends on shares not yet vested is appropriate. With respect to Mr. Hudson, dividends on his deferred stock units are automatically reinvested in additional deferred stock units.

Financial Planning.  Through December 31, 2006, Messrs. O’Connor, Cordesman, Holmes and Barclay were reimbursed annually up to an amount equal to two percent of their salary for financial, estate and tax planning services used by them. This benefit was discontinued for 2007 and the cash salaries payable to each of Messrs. O’Connor, Cordesman, Holmes and Barclay was increased by two percent to compensate them for this eliminated benefit.

Airplane Use.  In addition to the foregoing benefits and perquisites, Mr. O’Connor is also permitted to use our airplane for personal travel. The amount reflected in the All Other Compensation table as “Aircraft Usage” represents the incremental cost of providing our aircraft to Mr. O’Connor for personal travel. This valuation is in accordance with Securities and Exchange Commission guidance and differs from the valuation under applicable tax guidance. At each quarterly meeting of our Compensation Committee, Mr. O’Connor’s personal use of our airplane for the immediately preceding calendar quarter is reviewed.

How Each Compensation Element Fits Into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for our named executive officers, numerous factors are considered including the particular executive’s experience, expertise and performance, the company’s overall performance, and compensation packages available in the marketplace for similar positions. As noted above, greater weight and emphasis is placed on forms of incentive compensation rather than salary. A review of the Summary Compensation Table reflects that in 2007, the sum of Stock Awards and Non-Equity Incentive Plan Compensation (annual and long-term cash incentives) represented between 71% and 77% of Total Compensation for the named executive officers, other than Mr. Hudson who is not eligible under his employment agreement to receive incentive compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a targeted universe of peer group companies. The Compensation Committee has consistently worked to establish a meaningful set of peer group companies. We use this set of peer group companies as a reference only and do not target a specific percentile positioning for compensation amounts. During 2007, the Compensation Committee, following extensive discussions with Pearl Meyer and Partners, substantially revised the peer group companies by deleting the following companies from the group: Energy East Corporation, Freeport-McMoRan Copper & Gold Inc., MeadWestvaco Corporation, Newmont Mining Corporation and Union Pacific Corporation. These companies were deleted due to the Compensation Committee’s belief that the business in which they are engaged did not provide the most appropriate comparison to the company’s business. In the place of these companies, the Compensation Committee has added the following five companies that it believes are more comparable based upon the transportation and logistics aspects of their businesses: Arkansas Best Corporation, Con-way, Inc., Old Dominion Freight Line, Inc., Saia, Inc., and U.S. Xpress Enterprises, Inc. Today, the peer group consists principally of direct competitors in the non-hazardous solid waste industry and companies involved in the transportation and logistics business. A list of our current peer group companies is set forth below:

•	Allied Waste Industries, Inc.

•	Arkansas Best Corporation

•	The Brinks Company

•	Cintas Corporation

•	Con-way, Inc.

•	Ecolab Inc.

•	J.B. Hunt Transport Services, Inc.

•	Old Dominion Freight Line, Inc.

•	Ryder System, Inc.

•	Saia, Inc.

•	U.S. Xpress Enterprises, Inc.

•	Vulcan Materials, Inc.

•	Waste Connections, Inc.

•	Waste Management, Inc.

•	YRC Worldwide, Inc.

As noted above, the Compensation Committee selects and works with independent compensation consulting firms to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive.

COMPENSATION COMMITTEE REPORT

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the review and discussions referred to in the paragraph immediately above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A.

Compensation Committee:

Michael W. Wickham, Chairperson
John W. Croghan
W. Lee Nutter
Ramon A. Rodriguez
Allan C. Sorensen

Summary Compensation Table

The following table sets forth compensation information regarding our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers, to whom we refer collectively as our named executive officers, during the years ended December 31, 2007 and 2006:

				Non-Equity
			Stock	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

James E. O’Connor	2007	855,796	1,256,014	2,076,602	475,768	4,664,180
(Chairman and Chief Executive Officer)	2006	843,238	1,501,850	2,502,014	494,045	5,341,147
Michael J. Cordesman	2007	458,654	729,537	973,260	191,367	2,352,818
(President and Chief Operating Officer)	2006	450,770	804,654	1,095,000	179,048	2,529,472
Tod C. Holmes	2007	407,693	523,976	928,584	164,414	2,024,667
(Senior Vice President and Chief Financial	2006	401,539	968,725	1,027,501	155,050	2,552,815
Officer)
David A. Barclay	2007	331,248	836,056	639,246	107,835	1,914,385
(Senior Vice President and General Counsel)	2006	326,241	656,645	699,991	107,577	1,790,454
Harris W. Hudson	2007	100,000	175,860	—	55,773	331,633
(Vice Chairman)	2006	104,231	156,040	—	72,955	333,226

(1)	Represents the dollar amounts recognized for financial statement reporting purposes with respect to the 2007 and 2006 fiscal years for the fair value of restricted stock and, in the case of Mr. Hudson, deferred stock units granted for his service as a director of our company during 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.” Pursuant to Securities and Exchange Commission rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. As Messrs. O’Connor, Cordesman and Holmes were either eligible for retirement or would have been eligible for retirement before the end of the requisite service period under the company’s old retirement rules, the fair value of their 2006 awards has been expensed to coincide with the date they became or would have become eligible for retirement. The amounts shown in the table above reflect the company’s accounting expense for the awards and do not correspond to the actual value that will be recognized by the named executive.
(2)	Reflects both annual and long-term incentives payable under the Executive Incentive Plan. The amounts in this column were earned during 2007 and 2006 but were paid to the named executive officers during the first quarter of the following years. Annual incentive compensation earned during 2007 by Messrs. O’Connor, Cordesman, Holmes and Barclay was $1,172,102, $523,260, $325,584 and $226,746, respectively. Long-term incentive compensation earned during 2007 and attributable to the 2005 to 2007 performance period by Messrs. O’Connor, Cordesman, Holmes and Barclay was $904,500, $450,000, $603,000 and $412,500, respectively.
(3)	See the All Other Compensation table set forth below for an itemized breakdown of “All Other Compensation” for each named executive officer.

All Other Compensation

			Matching	Retirement	Value of
		Matching	Contribution	Contributions	Supplemental
		Contribution	to Deferred	to Deferred	Life		Financial		Total All
		to 401(k)	Compensation	Compensation	Insurance	Aircraft	Planning	Directors	Other
		Plan	Plan	Plan	Premiums	Usage	Services	Fees	Compensation
Name	Year	($)(1)	($)(2)	($)	($)	($)(3)	($)(4)	($)	($)

James E. O’Connor	2007	9,000	62,663	336,000	7,954	60,151	—	—	475,768
	2006	8,800	55,666	336,000	7,999	69,161	16,419	—	494,045
Michael J. Cordesman	2007	9,000	26,573	149,000	6,794	—	—	—	191,367
	2006	8,800	17,109	149,000	4,139	—	—	—	179,048
Tod C. Holmes	2007	9,000	24,204	120,000	3,906	—	7,304	—	164,414
	2006	8,800	19,369	120,000	3,881	—	3,000	—	155,050
David A. Barclay	2007	9,000	16,125	81,000	1,090	—	620	—	107,835
	2006	8,800	10,557	81,000	720	—	6,500	—	107,577
Harris W. Hudson	2007	3,000	—	—	773	—	—	52,000	55,773
	2006	3,127	—	—	1,828	—	—	68,000	72,955

(1)	Reflects matching contributions made by the company attributable to participant contributions in the 401(k) Plan.
(2)	Reflects matching contributions by the company made in 2008 and 2007 attributable to participant contributions to the Deferred Compensation Plan in 2007 and 2006, respectively.

(3)	Mr. O’Connor’s amount reflects the incremental cost of providing company-owned aircraft to him for personal travel. This valuation is calculated in accordance with Securities and Exchange Commission guidance and differs from the valuation under applicable tax guidelines. For tax purposes, aircraft usage for Mr. O’Connor equals $24,690 for 2007.
(4)	Through December 31, 2006, each of the named executive officers, except Mr. Hudson, was entitled to annual financial, legal and tax planning in an amount not to exceed two percent of base salary. Beginning January 1, 2007, this benefit was discontinued and the cash salaries payable to them were increased by two percent to compensate for this eliminated benefit. The amounts reflected for Messrs. Holmes and Barclay in 2007 relate to planning fees incurred in 2006.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer during the years ended December 31, 2007 and 2006 under our Executive Incentive Plan and our 1998 Stock Incentive Plan. Information regarding our awards under these plans is included in our Compensation Discussion and Analysis under the headings Annual Executive Compensation, Long-Term Incentive Compensation and Equity Compensation. Share amounts give effect for our 3-for-2 stock split, which was effective on March 16, 2007.

							All Other
							Stock	Grant
							Awards:	Date Fair
				Estimated Future Payouts			Number	Value of
				Under Non-Equity Incentive			of Shares	Stock and
				Plan Awards			of Stock	Option
	Type of	Approval	Grant	Threshold	Target	Maximum	or Units	Awards
Name	Grant(1)	Date	Date	(#)(2)	($)	(#)(3)	(#)(4)	($)

James E. O’Connor	Equity Compensation	1/31/07	2/05/07	—	—	—	82,695	2,423,790
	Long-Term Incentive Compensation	1/31/07	1/31/07	166,250	665,000	997,500	—	—
	Annual Executive Compensation	1/31/07	1/31/07	514,800	1,028,160	2,056,320	—	—
	Equity Compensation	1/25/06	2/08/06	—	—	—	43,500	1,131,290
	Long-Term Incentive Compensation	1/25/06	1/25/06	158,250	633,000	949,500	—	—
	Annual Executive Compensation	1/25/06	1/25/06	420,000	840,000	1,680,000	—	—
Michael J. Cordesman	Equity Compensation	1/31/07	2/05/07	—	—	—	34,875	1,022,186
	Long-Term Incentive Compensation	1/31/07	1/31/07	100,000	400,000	600,000	—	—
	Annual Executive Compensation	1/31/07	1/31/07	229,500	459,000	918,000	—	—
	Equity Compensation	1/25/06	2/08/06	—	—	—	28,500	741,190
	Long-Term Incentive Compensation	1/25/06	1/25/06	87,500	350,000	525,000	—	—
	Annual Executive Compensation	1/25/06	1/25/06	180,000	360,000	720,000	—	—
Tod C. Holmes	Equity Compensation	1/31/07	2/05/07	—	—	—	34,125	1,000,204
	Long-Term Incentive Compensation	1/31/07	1/31/07	110,750	443,000	664,500	—	—
	Annual Executive Compensation	1/31/07	1/31/07	142,800	285,600	571,200	—	—
	Equity Compensation	1/25/06	2/08/06	—	—	—	27,750	721,685
	Long-Term Incentive Compensation	1/25/06	1/25/06	105,500	422,000	633,000	—	—
	Annual Executive Compensation	1/25/06	1/25/06	120,000	240,000	480,000	—	—
David A. Barclay	Equity Compensation	1/31/07	2/05/07	—	—	—	34,125	1,000,204
	Long-Term Incentive Compensation	1/31/07	1/31/07	75,750	303,000	454,500	—	—
	Annual Executive Compensation	1/31/07	1/31/07	99,450	198,900	397,800	—	—
	Equity Compensation	1/25/06	2/08/06	—	—	—	27,750	721,685
	Long-Term Incentive Compensation	1/25/06	1/25/06	72,250	289,000	433,500	—	—
	Annual Executive Compensation	1/25/06	1/25/06	81,250	162,500	325,000	—	—
Harris W. Hudson	Equity Compensation	1/31/07	2/05/07	—	—	—	6,000	175,860
	Long-Term Incentive Compensation	—	—	—	—	—	—	—
	Annual Executive Compensation	—	—	—	—	—	—	—
	Equity Compensation	1/25/06	2/08/06	—	—	—	6,000	156,040
	Long-Term Incentive Compensation	—	—	—	—	—	—	—
	Annual Executive Compensation	—	—	—	—	—	—	—

(1)	Equity Compensation is granted under our 1998 Stock Incentive Plan. Long-Term Incentive Compensation and Annual Executive Compensation are granted under our Executive Incentive Plan.
(2)	This is the threshold at which payouts under the respective incentive plans begin. If goals are not achieved, no payouts will be made.
(3)	For long-term incentives, the maximum payout equals 150% of target and relates to the 2007 to 2009 and 2006 to 2008 performance cycles. For annual incentives, the maximum payout equals 200% of target.
(4)	Mr. Hudson received 6,000 deferred stock units that were fully vested on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options and unvested restricted stock outstanding for each of our named executive officers at December 31, 2007:

	Option Awards				Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised			Stock	Stock
	Options	Options	Option	Option	That Have	That Have
	(#)	(#)	Exercise	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	(#)	($)(1)

James E. O’Connor(2)	82,500	—	12.2917	1/4/2009	100,695	3,156,788
	90,000	—	12.8200	2/5/2013	—	—
Michael J. Cordesman(3)	37,500	—	12.8200	2/5/2013	46,875	1,469,531
Tod C. Holmes(4)	60,000	—	12.8200	2/5/2013	46,125	1,446,019
David A. Barclay(5)	—	—	—	—	46,125	1,446,019
Harris W. Hudson	—	—	—	—	—	—

(1)	Valued at a December 31, 2007 closing price of $31.35.
(2)	Mr. O’Connor had 100,695 shares of restricted stock outstanding as of December 31, 2007. The vesting dates for these shares are as follows: 7,875 shares vest on January 1, 2008, 22,500 shares vest on February 5, 2008, 18,000 shares vest on February 8, 2008, 29,820 shares vest on December 31, 2008, 11,250 shares vest on February 5, 2009 and 11,250 shares vest on February 5, 2010. Certain shares are subject to vesting acceleration based on our achievement of the annual performance goals that are established under our Executive Incentive Plan.
(3)	Mr. Cordesman had 46,875 shares of restricted stock outstanding as of December 31, 2007. The vesting dates for these shares are as follows: 4,875 shares vest on January 1, 2008, 15,000 shares vest on February 5, 2008, 12,000 shares vest on February 8, 2008, 7,500 shares vest on February 5, 2009 and 7,500 shares vest on February 5, 2010. Certain shares are subject to vesting acceleration based on our achievement of the annual performance goals that are established under our Executive Incentive Plan.
(4)	Mr. Holmes had 46,125 shares of restricted stock outstanding as of December 31, 2007. The vesting dates for these shares are as follows: 4,125 shares vest on January 1, 2008, 15,000 shares vest on February 5, 2008, 12,000 shares vest on February 8, 2008, 7,500 shares vest on February 5, 2009 and 7,500 shares vest on February 5, 2010. Certain shares are subject to vesting acceleration based on our achievement of the annual performance goals that are established under our Executive Incentive Plan.
(5)	Mr. Barclay had 46,125 shares of restricted stock outstanding as of December 31, 2007. The vesting dates for these shares are as follows: 4,125 shares vest on January 1, 2008, 15,000 shares vest on February 5, 2008, 12,000 shares vest on February 8, 2008, 7,500 shares vest on February 5, 2009 and 7,500 shares vest on February 5, 2010. Certain shares are subject to vesting acceleration based on our achievement of the annual performance goals that are established under our Executive Incentive Plan.

Option Exercises and Stock Vested

The following table sets forth information concerning each exercise of stock options and each vesting of restricted stock during the year ended December 31, 2007:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized
	Acquired on	Value Realized on	Acquired on	on Vesting
Name	Exercise (#)	Exercise ($)	Vesting (#)	($)(1)

James E. O’Connor	—	—	43,500	1,241,590
Michael J. Cordesman	60,000	1,041,551	28,500	814,170
Tod C. Holmes	—	—	27,750	793,835
David A. Barclay	—	—	27,750	793,835
Harris W. Hudson	—	—	6,000	175,860

(1)	For Mr. O’Connor, 7,500 shares vested on January 1, 2007 (a holiday) and are valued at the closing price on December 29, 2006 of $27.11 per share, 18,000 shares vested on February 8, 2007 and are valued at the closing price on that date of $28.98 per share, and 18,000 shares vested on February 9, 2007 and are valued at the closing price on that date of $28.70 per share. For Mr. Cordesman, 4,500 shares vested on January 1, 2007 (a holiday) and are valued at the closing price on December 29, 2006 of $27.11 per share, 12,000 shares vested on February 8, 2007 and are valued at the closing price on that date of $28.98 per share, and 12,000 shares vested on February 9, 2007 and are valued at the closing price on that date of $28.70 per share. For Messrs. Holmes and Barclay, 3,750 shares vested on January 1, 2007 (a holiday) and are valued at the closing price on December 29, 2006 of $27.11 per share, 12,000 shares vested on February 8, 2007 and are valued at the closing price on that date of $28.98 per share, and 12,000 shares vested on February 9, 2007 and are valued at the closing price on that date of $28.70 per share. Mr. Hudson’s grant reflects the annual grant of deferred stock units to directors on February 5, 2007 at a grant price equal to the closing price on February 4, 2007 of $29.31 per share. The deferred stock units granted to directors are fully vested on the grant date.

Nonqualified Deferred Compensation

The following table sets forth information concerning the participation of our named executive officers in our nonqualified deferred compensation plan for the year ended December 31, 2007:

	Executive	Registrant
	Contributions in	Contributions in	Aggregate	Aggregate	Aggregate Balance
	Last Fiscal	Last Fiscal	Earnings in Last	Withdrawals/	at Last Fiscal Year
Name	Year ($)(1)	Year ($)(2)	Fiscal Year ($)	Distributions ($)	End ($)

James E. O’Connor	1,993,844	391,666	866,589	—	10,599,428
Michael J. Cordesman	916,860	166,109	429,314	—	3,668,817
Tod C. Holmes	1,612,632	139,368	772,830	—	6,575,191
David A. Barclay	1,144,655	91,557	529,088	—	4,603,863
Harris W. Hudson	—	—	—	—	—

(1)	Executive contributions in the last fiscal year include an amount shown in the Summary Compensation Table of this proxy statement of $119,346 for Mr. Holmes. Executive contributions also include annual incentive and long-term incentive compensation earned in prior years, that was paid and deferred during 2007, as well as equity awards granted in prior years that vested and were deferred during 2007.
(2)	Amounts reflected in this column include retirement contributions made by the company to Messrs. O’Connor, Cordesman, Holmes and Barclay in the amounts of $336,000, $149,000, $120,000 and $81,000, respectively. These amounts are unvested until the named executive officer has reached retirement. For purposes of our current named executive officers, such individuals qualify for the benefits afforded upon retirement for all equity and non-equity incentive plan compensation, and other awards, made prior to July 26, 2006 upon attaining either (a) the age of fifty-five and having completed six years of service with the company or (b) the age of sixty-five without regard to years of service to the company. In order to receive the benefits afforded upon retirement for all equity and non-equity incentive plan compensation, and other awards, made on or after July 26, 2006, the previously discussed retirement age and service requirements will continue to apply, but only if the named executive officer provides the company with not less than twelve months prior written notice of his intention to retire. In the event notice of intent to retire is not given in writing at least twelve months in advance, the named executive officer must have attained the age of (a) sixty and have completed fifteen continuous years of service with the company or (b) sixty-five with five continuous years of service with the company, in order to qualify for the benefits afforded upon retirement for all equity and non-equity incentive plan compensation, and other awards, made on or after July 26, 2006. All other amounts in this column relate to matching contributions actually made by the company during 2007 that are attributable to 2006 executive contributions.

Employment Agreements and Post-Employment Compensation

We have entered into substantially similar employment agreements with Messrs. O’Connor, Cordesman, Holmes, and Barclay. The agreements with these executives contain provisions regarding consideration payable to them upon termination of employment, as described below. When these agreements were entered into several years ago, the Compensation Committee believed that the consideration payable to these individuals upon termination of their employment was considered to be standard at that time. As the Compensation Committee has reviewed these agreements since they were entered into, it has modified and reduced or eliminated certain types and amounts of the consideration payable to these individuals upon termination of their employment. When the company enters into new employment agreements with the current or new named executive officers, the Compensation Committee intends to continue to scrutinize the consideration payable upon the termination of employment of those individuals.

Each of the agreements also contains post-termination restrictive covenants, including a covenant not to compete and non-solicitation covenants, each of which lasts for three years after termination. Each of the agreements with these named executive officers provides for a minimum base salary and also provides that the executives are eligible to participate in the company’s annual and long-term incentive plans. Through December 31, 2006, each of the named executive officers was also entitled to annual financial, legal and tax planning in an amount not to exceed two percent of base salary. Beginning January 1, 2007, this benefit was discontinued for these executives and the cash salaries payable to them were increased by two percent to compensate for this eliminated benefit.

The employment agreements also provide for accelerated vesting of equity-based awards in certain circumstances. However, in 2005, our Board of Directors accelerated the vesting of all outstanding stock options, effective December 30, 2005. Therefore, unless we grant stock options in the future to the named executive officers, the vesting provisions, as they pertain to options, are not relevant.

Mr. O’Connor

Mr. O’Connor entered into his employment agreement in October 2000, and it was amended in January 2003 and October 2006. In February 2007, the entire agreement was amended and restated. The term of Mr. O’Connor’s amended and restated agreement is for rolling three-year periods, such that there are always three years remaining in the employment period. Mr. O’Connor’s base salary for 2008 under the amended and restated agreement is $925,000 and his target annual incentive compensation is 120% of salary, with a range of 0% to 240% of salary.

Consideration Payable to Mr. O’Connor upon Termination of Employment:

Death or Disability
• Adjusted salary (which includes base salary plus the value of restricted stock grants made in lieu of salary increases) earned but not yet paid and prior year annual and long-term incentive awards earned but not yet paid (if applicable)

• For all open periods under the annual and long-term incentive plans, payment of amounts executive would have received had he remained employed by the company during such periods, as if all performance goals had been met at 100% of target, payable in lump sum within 30 days following death or disability

• Continued coverage under benefit plans for three years

• Immediate vesting of all unvested equity awards

• Three times adjusted salary as of date of termination, mitigated to the extent payments are made to the executive (or his estate) pursuant to any life or disability insurance policies paid for by the company, payable in lump sum within 30 days following death or disability

• Balance of amounts credited to deferred compensation account, with an additional payment for federal taxes due, at the effective tax rate then in effect, on balances that existed on, or were subsequently deferred or were attributable to performance periods prior to, December 31, 2006

Without Cause by the Company or for Good Reason by the Executive	• Adjusted salary earned but not yet paid and prior year incentive awards earned but not yet paid

• Three times adjusted salary, payable bi-weekly for three years

• Continued coverage under benefit plans for three years

• Immediate vesting of all unvested equity awards

• Prorated annual incentive award, payable not later than the first quarter of the year following the termination

• All long-term incentive awards for open periods shall vest at the maximum target and be payable on a pro rata basis, payable not later than the first quarter of the year following the termination

• Balance of amounts credited to deferred compensation account, with an additional payment for federal taxes due, at the effective tax rate then in effect, on balances that existed on, or were subsequently deferred or were attributable to performance periods prior to, December 31, 2006

Without Cause by the Company or for Good Reason by the Executive within Two years of Change in Control	• Adjusted salary earned but not yet paid and prior year incentive awards earned but not yet paid
• Three times (a) adjusted salary, plus (b) maximum annual and long-term incentive awards, for all open periods, paid in lump sum

• Continued coverage under benefit plans for three years

• Immediate vesting of all unvested equity awards

• Gross-up payment for any excise taxes, payable not later than the first quarter of the year following the termination

• Balance of amounts credited to deferred compensation account, with an additional payment for federal taxes due, at the effective tax rate then in effect, on balances that existed on, or were subsequently deferred or were attributable to performance periods prior to, December 31, 2006

Retirement (upon satisfying the company’s definition of “retirement” age and notice provisions)	• Adjusted salary earned but not yet paid and prior year incentive awards earned but not yet paid

• For all open periods under the annual and long-term incentive plans, payment of amounts executive would have received had he remained employed by the company during such periods, as if all performance goals had been met at 100% of target, payable in lump sum within 30 days following retirement

• Immediate vesting of all unvested equity awards

• Balance of amounts credited to deferred compensation account

For Cause by the Company	• Base salary earned but not yet paid and prior year incentive awards earned but not yet paid

Mr. Cordesman

Mr. Cordesman entered into his employment agreement in January 2003, and it was amended in February 2003 and October 2006. In February 2007, the entire agreement was amended and restated. The term of Mr. Cordesman’s amended and restated agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Cordesman’s base salary for 2008 under the amended and restated agreement is $520,000 and his target annual incentive compensation is 100% of salary, with a range of 0% to 200% of salary.

Mr. Holmes

Mr. Holmes entered into his employment agreement in October 2000, and it was amended in January 2003 and October 2006. In February 2007, the entire agreement was amended and restated. The term of Mr. Holmes’ current amended and restated agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Holmes’ base salary for 2008 under the amended and restated agreement is $440,000 and his target annual incentive compensation is 75% of salary, with a range of 0% to 150% of salary.

Mr. Barclay

Mr. Barclay entered into his employment agreement in October 2000, and it was amended in January 2003 and October 2006. In February 2007, the entire agreement was amended and restated. The term of Mr. Barclay’s amended and restated agreement is for rolling two-year periods, such that there are always two years remaining in the employment period. Mr. Barclay’s current base salary under the amended and restated agreement is $350,000 and his target annual incentive compensation is 60% of salary, with a range of 0% to 120% of salary.

Consideration payable to Messrs. Cordesman, Holmes and Barclay upon Termination of Employment:

Death or Disability	• Adjusted salary earned but not yet paid and prior year annual and long-term incentive awards earned but not yet paid

• For all open periods under the annual and long-term incentive plans, payment of amounts executive would have received had he remained employed by the company during such periods, as if all performance goals had been met at 100% of target, payable in lump sum within 30 days following death or disability

• Continued coverage under benefit plans for two years

• Immediate vesting of all unvested equity awards

• Two times adjusted salary as of date of termination, mitigated to the extent payments are made to the executive (or his estate) pursuant to any life or disability insurance policies paid for by the company, payable in lump sum within 30 days following death or disability

• Balance of amounts credited to deferred compensation account, with an additional payment for federal taxes due, at the effective tax rate then in effect, on balances that existed on, or were subsequently deferred or were attributable to performance periods prior to, December 31, 2006

Without Cause by the Company or for Good Reason by the Executive	• Adjusted salary earned but not yet paid and prior year incentive awards earned but not yet paid

• Two times adjusted salary, payable bi-weekly for two years

• Continued coverage under benefit plans for two years

• Immediate vesting of all unvested equity awards

• Prorated annual incentive award, payable not later than the first quarter of the year following the termination

• All long-term incentive awards for open periods shall vest at the maximum target and be payable on a pro rata basis, payable not later than the first quarter of the year following the termination

• Balance of amounts credited to deferred compensation account, with an additional payment for federal taxes due, at the effective tax rate then in effect, on balances that existed on, or were subsequently deferred or were attributable to performance periods prior to, December 31, 2006

Without Cause by the Company or for Good Reason by the Executive within Two years of Change in Control	• Adjusted salary earned but not yet paid and prior year incentive awards earned but not yet paid
• Three times (a) adjusted salary, plus (b) maximum annual and long-term incentive awards, for all open periods, paid in lump sum

• Continued coverage under benefit plans for three years

• Immediate vesting of all equity awards

• Gross-up payment for any excise taxes, payable not later than the first quarter of the year following the termination

• Balance of amounts credited to deferred compensation account, with an additional payment for federal taxes due, at the effective tax rate then in effect, on balances that existed on, or were subsequently deferred or were attributable to performance periods prior to, December 31, 2006

Retirement (upon satisfying the company’s definition of “retirement” age and notice provisions)	• Adjusted salary earned but not yet paid and prior year incentive awards earned but not yet paid

• For all open periods under the annual and long-term incentive plans, payment of amounts executive would have received had he remained employed by the company during such periods, as if all performance goals had been met at 100% of target, payable in lump sum within 30 days following retirement

• Immediate vesting of all unvested equity awards

• Balance of amounts credited to deferred compensation account

For Cause by the Company	• Base salary earned but not yet paid and prior year incentive awards earned but not yet paid

Mr. Hudson

As previously noted, Mr. Hudson’s employment agreement expired on December 31, 2007. He remains our Vice Chairman, Secretary and a member of our Board of Directors. Beginning January 1, 2008, Mr. Hudson will be compensated by us solely for his activities as a director consistent with the other directors.

The tables on the following pages provide information regarding benefits payable to our named executive officers upon the occurrence of certain events of termination, assuming the specified event occurred on December 31, 2007. We have not quantified the estimated benefits payable under the executives’ employment agreements because we do not believe any estimates would be meaningful. We have, however, quantified the amounts payable to Messrs. O’Connor, Cordesman, Holmes and Barclay upon the occurrence of the following four events: (a) death or disability, (b) termination without cause by the company or for good reason by the executive, (c) termination without cause by the company or for good reason by the executive within two years following a change in control, and (d) retirement. The company can terminate an executive’s employment without cause at any time. An executive can terminate his employment with the company for good reason in the event that (a) the company had materially reduced the executive’s duties and responsibilities, (b) the company had breached the employment agreement and not timely cured the breach, (c) the company reduces the executive’s salary by more than ten percent from the prior year, (d) the company has terminated or reduced executive’s participation in one or more company-sponsored benefit plans and such termination or reduction does not apply to the other named executive officers, (e) the company terminates and does not substitute a bonus plan in which the executive participates, (f) the executive’s office is relocated outside of Miami-Dade, Broward or Palm Beach Counties, Florida, or (g) the continuation of executive’s rolling employment period is terminated.

Post-Employment Compensation — Death or Disability

					Non-Equity
			Stock	Option	Incentive Plan	Deferred
	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total Compensation
Name	($)(1)	($)	($)(2)	($)	($)(3)	Payment ($)	Payable ($)

James E. O’Connor	3,262,929	—	3,156,788	—	2,929,160	5,058,948	14,407,825
Michael J. Cordesman	1,203,806	—	1,469,531	—	1,509,000	1,802,668	5,985,005
Tod C. Holmes	1,057,836	—	1,446,019	—	1,552,600	3,059,289	7,115,744
David A. Barclay	904,836	—	1,446,019	—	1,065,900	2,150,050	5,566,805
Harris W. Hudson	—	—	—	—	—	—	—

(1)	For Mr. O’Connor, this amount is equal to three times his 2007 adjusted salary. For each of Messrs. Cordesman, Holmes and Barclay, these amounts are equal to two times their 2007 adjusted salaries, respectively. Mr. Hudson’s employment agreement expired on December 31, 2007; therefore, no salary payment would be due. The company maintains life insurance on each of Messrs. O’Connor, Cordesman, Holmes and Barclay equal to two times their respective salaries. The company also maintains disability insurance on each of these individuals. In the event of death or disability, payments made to these individuals or their estates pursuant to a company-maintained policy mitigates any salary payments reflected in this column.
(2)	All outstanding restricted stock awards vest upon death or disability. For purposes of this table, shares are valued at $31.35 per share, the closing price on December 31, 2007.
(3)	Amounts for each individual represent the sum of the 2007 annual incentive payment, at target, and long-term incentive payments for the 2005 to 2007, 2006 to 2008 and 2007 to 2009 performance periods, at target.

Post-Employment Compensation — Termination Without Cause by the Company or for Good Reason by the Executive

					Non-Equity
			Stock	Option	Incentive Plan	Deferred
	Salary	Bonus	Awards	Awards	Compensation	Compensation	Total Compensation
Name	($)(1)	($)	($)(2)	($)	($)(3)	Payment ($)	Payable ($)

James E. O’Connor	3,262,929	—	3,156,788	—	2,898,160	5,058,948	14,376,825
Michael J. Cordesman	1,203,806	—	1,469,531	—	1,459,000	1,802,668	5,935,005
Tod C. Holmes	1,057,836	—	1,446,019	—	1,532,100	3,059,289	7,095,244
David A. Barclay	904,836	—	1,446,019	—	1,051,900	2,150,050	5,552,805
Harris W. Hudson	—	—	—	—	—	—	—

(1)	For Mr. O’Connor, this amount is equal to three times his 2007 adjusted salary. For each of Messrs. Cordesman, Holmes, and Barclay, these amounts are equal to two times their 2007 adjusted salaries, respectively. Mr. Hudson’s employment agreement expired on December 31, 2007; therefore, no salary payment would be due.
(2)	All outstanding restricted stock awards vest upon termination without cause. For purposes of this table, shares are valued at $31.35 per share, the closing price on December 31, 2007.
(3)	Upon being terminated without cause, each of Messrs. O’Connor, Cordesman, Holmes and Barclay (a) receives a prorated annual incentive award and (b) all long-term incentive awards for open periods vest at the maximum target and are payable to them on a prorated basis. Because the termination date is assumed to be December 31, 2007 for purposes of this table, there is no proration of the annual incentive award or the long-term incentive award for the 2005 to 2007 period, each of which is based upon actual performance.

Post-Employment Compensation — Termination Without Cause by the Company or for Good Reason by the Executive — Within Two Years Following a Change in Control

					Non-Equity
			Stock	Option	Incentive Plan	Deferred	Section 280g	Total
	Salary	Bonus	Awards	Awards	Compensation	Compensation	Excise Tax	Compensation
Name	($)(1)	($)	($)(2)	($)	($)(3)	Payment ($)	Payment ($)	Payable ($)

James E. O’Connor	3,262,929	—	3,156,788	—	9,020,460	5,058,948	6,514,134	27,013,259
Michael J. Cordesman	1,805,709	—	1,469,531	—	4,329,000	1,802,668	3,319,278	12,726,186
Tod C. Holmes	1,586,754	—	1,446,019	—	3,614,100	3,059,289	3,044,927	12,751,089
David A. Barclay	1,357,254	—	1,446,019	—	2,493,900	2,150,050	2,360,530	9,807,753
Harris W. Hudson	—	—	—	—	—	—	—	—

(1)	This amount is equal to three times the 2007 adjusted salaries for each of Messrs. O’Connor, Cordesman, Holmes and Barclay. Mr. Hudson’s employment agreement expired on December 31, 2007; therefore, no salary payment would be due.
(2)	All outstanding restricted stock awards vest upon termination without cause following a change in control. For purposes of this table, shares are valued at $31.35 per share, the closing price on December 31, 2007.
(3)	Represents three times maximum (a) annual incentive awards plus (b) long-term incentive awards for the 2005 to 2007, 2006 to 2008 and 2007 to 2009 performance periods for each of Messrs. O’Connor, Cordesman, Holmes and Barclay.

Post-Employment Compensation — Retirement

					Non-Equity
					Incentive Plan	Deferred
	Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total Compensation
Name	($)	($)	($)(1)	($)	($)(2)	Payment ($)	Payable ($)

James E. O’Connor	—	—	3,156,788	—	2,929,160	—	6,085,948
Michael J. Cordesman	—	—	1,469,531	—	1,509,000	—	2,798,531
Tod C. Holmes	—	—	1,446,019	—	1,552,600	—	2,998,619
David A. Barclay(3)	—	—	—	—	639,246	—	639,246
Harris W. Hudson	—	—	—	—	—	—	—

(1)	All outstanding restricted stock awards vest upon retirement. For purposes of this table, shares are valued at $31.35 per share, the closing price on December 31, 2007.
(2)	Due to the fact that Mr. Barclay would be “retiring” on the final calendar day of the year despite not meeting the company’s retirement requirements, he would be eligible to receive the annual and long-term incentive payments payable in the first quarter of 2008 based upon 2007 actual performance. Assuming they provided the company with appropriate prior written notice, Messrs. O’Connor, Cordesman and Holmes would be eligible to receive, at target, the 2007 annual incentive payment and long-term incentive payments for the 2005 to 2007, 2006 to 2008 and 2007 to 2009 performance periods.
(3)	Mr. Barclay will not be eligible to retire from the company until he turns fifty-five years of age on May 15, 2017.

Director Compensation

When establishing and reviewing the compensation paid to our directors, consideration is given to the level of work and involvement the directors have with our business. In addition, compensation packages available to directors in the marketplace are also considered, with particular emphasis placed on the compensation packages available to directors at our peer group companies.

During 2007, we paid each of our non-employee directors and Mr. Hudson a $40,000 annual retainer, an additional annual retainer of $10,000 for each board committee chairmanship held, and $1,500 for each board or committee meeting attended. In addition, under our 1998 Stock Incentive Plan, each non-employee director and Mr. Hudson received deferred stock units equal to 6,000 shares of our common stock. In addition, at the end of any quarter in which dividends are distributed to stockholders, directors receive additional deferred stock units with a value (based on the closing price of Republic Services, Inc. stock on the dividend payment date) equal to the value of dividends they would have received on all deferred stock units held by them on the dividend record date. Absent a showing of hardship, directors are required to hold all deferred stock units until the time they are no longer a member of our Board of Directors.

All compensation paid by us during December 31, 2007 to our directors is detailed below:

Director Compensation

	Fees Earned		All Other
	or Paid	Stock Awards	Compensation
Name	in Cash ($)(1)	($)(2)	($)(4)	Total ($)

James E. O’Connor(5)	—	—	—	—
John W. Croghan	77,500	175,860	—	253,360
Harris W. Hudson	52,000	175,860	103,773	331,633
W. Lee Nutter	87,500	175,860	—	263,360
Ramon A. Rodriguez	87,500	175,860	—	263,360
Allan C. Sorensen	87,500	175,860	—	263,360
Michael W. Wickham	87,500	175,860	—	263,360

(1)	“Fees Earned or Paid in Cash” includes an annual cash retainer, committee chairmanship and presiding director retainers and meeting fees for the board and its committees earned during 2007.
(2)	Consists of the annual grant to directors of 6,000 deferred stock units on February 5, 2007 at a grant price equal to the closing price on February 4, 2007 of $29.31 per share and does not include additional deferred stock units received in lieu of dividends. As of December 31, 2007, each of our directors owned the following number of deferred stock units (including additional stock units received in lieu of dividends): O’Connor — 0; Croghan — 23,232; Hudson — 23,232; Nutter — 26,396; Rodriguez — 23,232; Sorensen — 23,232 and Wickham — 26,330. As of December 31, 2007, Mr. O’Connor had 100,695 restricted shares.
(3)	As of December 31, 2007, each of our directors owned the following number of stock options: O’Connor — 172,500; Croghan — 150,000; Hudson — 0; Nutter — 0; Rodriguez — 90,000; Sorensen — 97,500 and Wickham — 0.

(4)	“All Other Compensation” for Mr. Hudson includes his annual salary paid pursuant to his Employment Agreement and “All Other Compensation” identified in the Summary Compensation Table of this proxy statement.
(5)	Mr. O’Connor’s compensation is reflected in the other schedules contained in this proxy statement, and he received no additional compensation from us for his duties as a director.

Compensation Committee Interlocks and Insider Participation

Messrs. Wickham, Croghan, Nutter, Sorensen and Rodriguez served as members of the Compensation Committee throughout 2007. No member of the Compensation Committee was an officer or employee of our company during the prior year or was formerly an officer of our company. During the year ended December 31, 2007, none of our executive officers served on the Compensation Committee of any other entity, any of whose directors or executive officers served either on our Board of Directors or on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Nominating and Corporate Governance Committee has authority under its charter to advise the Board of Directors with regard to the company’s policies and procedures for the review, approval or ratification of any transaction presenting a potential conflict of interest between the company and any member of the Board of Directors or any executive officer, or any transaction otherwise required to be reported pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Act of 1934. As of the date of this proxy statement, neither the Nominating and Corporate Governance Committee nor the company has established a formal policy for review, approval or ratification of such transactions.

During 2007, we did not enter into any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

AUDIT COMMITTEE REPORT

The following statement made by the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.

Management is responsible for the company’s internal controls, financial reporting processes, and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

In addition, the Audit Committee has received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with them their independence from the company and its management. The Audit Committee has considered whether the independent auditors’ provision of audit-related and other non-audit services to the company is compatible with maintaining the auditors’ independence.

Finally, the Audit Committee has evaluated the independent auditors’ role in performing an independent audit of the company’s financial statements in accordance with generally accepted auditing standards and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent auditors that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent auditors have further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit, availability of national office consultation to conduct the relevant portions of the audit, and availability of personnel at foreign affiliates to conduct the relevant portions of the audit.

In reliance on the reviews, discussions and evaluations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:

Ramon A. Rodriguez, Chairperson
John W. Croghan
W. Lee Nutter
Allan C. Sorensen
Michael W. Wickham

Audit and Related Fees

Independent Auditor Fee Information

The following table presents the aggregate fees billed to us by Ernst & Young LLP for the audit of our annual financial statements for the fiscal years ended December 31, 2007 and 2006 and other services provided during those periods:

	2007	2006

Audit Fees	$1,342,150	$1,397,244
Audit-Related Fees	34,000	32,208
Tax Fees	—	—
All Other Fees	—	—

	$1,376,150	$1,429,452

Fees for audit services include fees associated with the annual audit and Form 10-K, the review of our reports on Form 10-Q and comfort letters. Audit fees also include amounts related to Ernst & Young LLP’s report on our internal controls in accordance with the Sarbanes-Oxley Act of 2002. Audit-related fees consists of audits of employee benefit plans.

Pre-Approval Policies and Procedures

Our Audit Committee pre-approves all fees to be paid to our independent public accountants in accordance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in accordance therewith.

PROPOSAL 2
RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

Our Audit Committee has selected the firm of Ernst & Young LLP as independent public accountants of our company and its subsidiaries for the year ending December 31, 2008. This selection will be presented to the stockholders for ratification at the annual meeting. Ernst & Young has been serving our company in this capacity since June 2002. If the stockholders do not ratify the appointment of Ernst & Young, the selection of independent public accountants may be reconsidered by our Audit Committee. Representatives of Ernst & Young are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the company’s independent public accountants for 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended, during our fiscal year ended December 31, 2007, (2) any Forms 5 and amendments to the forms furnished to us with respect to our fiscal year ended December 31, 2007, and (3) any written representations referred to us in subparagraph (b)(1) of Item 405 of Regulation S-K under the Securities Exchange Act of 1934, as amended, no person who at any time during the fiscal year ended December 31, 2007 was a director, officer or, to our knowledge, a beneficial owner of more than 10% of our common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended December 31, 2007 or prior fiscal years, except for Mr. O’Connor, who filed a Form 5 on February 8, 2008 to report one transaction that occurred on February 5, 2007 that had not been previously reported.

SECURITY OWNERSHIP OF FIVE PERCENT STOCKHOLDERS

The following table shows certain information as of March 19, 2008 with respect to the beneficial ownership of common stock by each of our stockholders who is known by us to be a beneficial owner of more than 5% of our outstanding common stock.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percent(1)

Barclays Global Investors, NA	10,772,843	(2)	5.9%
45 Fremont Street, San Francisco, CA 94105
Cascade Investment, L.L.C.	27,192,451	(3)	14.9%
2365 Carillon Point, Kirkland, WA 98033

(1)	Calculated in accordance with Rule 13d-3 under the Exchange Act, based on 182,895,808 shares issued and outstanding at the close of business on March 19, 2008.
(2)	Based on Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA on February 6, 2008.
(3)	Based on Amendment No. 7 to Schedule 13G filed with the Securities and Exchange Commission by Cascade Investment LLC on August 24, 2007. The 27,192,451 shares of our common stock held by Cascade may be deemed beneficially owned by William H. Gates III as the sole member of Cascade. 1,350,000 shares of our common stock held by the Bill & Melinda Gates Foundation (the “Foundation”) may be deemed to be beneficially owned by Mr. Gates and Melinda French Gates as Co-Trustees of the Foundation. Michael Larson, the manager and executive officer of Cascade, has voting and investment power with respect to the common stock held by Cascade. In addition, Mr. Larson acts with investment discretion for Mr. Gates, as sole trustee of the Foundation, in respect of the common stock owned by the Foundation. Mr. Larson disclaims any beneficial ownership of the common stock beneficially owned by Cascade, the Foundation or Mr. and Mrs. Gates.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows certain information as of March 19, 2008 with respect to the beneficial ownership of common stock by (1) our current directors, (2) each of the executive officers listed in the Summary Compensation Table and (3) all of our current directors and executive officers as a group. We have adjusted share amounts and percentages shown for each individual in the table to give effect to shares of common stock that are not outstanding but which the individual may acquire upon exercise of all options exercisable within 60 days of March 19, 2008. However, we do not deem these shares of common stock to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other individual listed on the table.

Name of	Shares Beneficially Owned
Beneficial Owner	Number*		Percent**

James E. O’Connor	428,259	(1)	—
Harris W. Hudson	30,576	(2)	—
John W. Croghan	254,361	(3)	—
W. Lee Nutter	40,042	(4)	—
Ramon A. Rodriguez	119,361	(5)	—
Allan C. Sorensen	89,361	(6)	—
Michael W. Wickham	32,477	(7)	—
Michael J. Cordesman	193,880	(8)	—
Tod C. Holmes	234,846	(9)	—
David A. Barclay	157,599	(10)	—
All directors and executive officers as a group (10 persons)	1,580,762	(11)	—

*	All share numbers have been rounded to the nearest whole share number.
**	Calculated in accordance with Rule 13d-3 under the Exchange Act, and based on 182,895,808 shares issued and outstanding at the close of business on March 19, 2008. Each of our directors and executive officers beneficially owns less than 1% of our outstanding common stock, and our directors and executive officers as a group own less than 1% of our outstanding common stock.
(1)	The aggregate amount of common stock beneficially owned by Mr. O’Connor consists of 27,500 shares owned directly by him, 135,195 shares of restricted stock, exerciseable options to purchase 86,250 shares, 1,527 shares owned through our 401(k) Plan, 172,112 shares owned through our Deferred Compensation Plan and 5,675 shares owned through our Employee Stock Purchase Plan.
(2)	The aggregate amount of common stock beneficially owned by Mr. Hudson consists of 150 shares owned directly by him, 1,065 shares owned through our 401(k) Plan and 29,361 deferred stock units.
(3)	The aggregate amount of common stock beneficially owned by Mr. Croghan consists of 150,000 shares owned directly by him, vested options to purchase 75,000 shares and 29,361 deferred stock units.
(4)	The aggregate amount of common stock beneficially owned by Mr. Nutter consists of 7,500 shares owned directly by him and 32,542 deferred stock units.
(5)	The aggregate amount of common stock beneficially owned by Mr. Rodriguez consists of vested options to purchase 90,000 shares and 29,361 deferred stock units.
(6)	The aggregate amount of common stock beneficially owned by Mr. Sorensen consists of vested options to purchase 60,000 shares and 29,361 deferred stock units.
(7)	The aggregate amount of common stock beneficially owned by Mr. Wickham consists of 32,477 deferred stock units.
(8)	The aggregate amount of common stock beneficially owned by Mr. Cordesman consists of 1,500 shares owned directly by him, 49,875 shares of restricted stock, exerciseable options to purchase 34,600 shares, 847 shares owned through our 401(k) Plan, 102,489 shares owned through our Deferred Compensation Plan and 4,569 shares owned through our Employee Stock Purchase Plan.
(9)	The aggregate amount of common stock beneficially owned by Mr. Holmes consists of 9,500 shares owned directly by him, 49,125 shares of restricted stock, exerciseable options to acquire 60,000 shares, 2,540 shares owned through our 401(k) Plan, 111,314 shares owned through our Deferred Compensation Plan and 2,367 shares owned through our Employee Stock Purchase Plan.
(10)	The aggregate amount of common stock beneficially owned by Mr. Barclay consists of 49,125 shares of restricted stock, 2,023 shares owned through our 401(k) Plan and 106,451 shares owned through our Deferred Compensation Plan.
(11)	The aggregate amount of common stock beneficially owned by all current directors, director nominees and executive officers as a group consists of (a) 196,150 shares owned directly, (b) 283,320 shares of restricted stock, (c) vested options to purchase 405,850 shares, (d) 8,002 shares owned through our 401(k) Plan, (e) 492,366 shares owned through our Deferred Compensation Plan, (f) 182,463 deferred stock units and (g) 12,611 shares owned through our Employee Stock Purchase Plan.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders, presently scheduled for May 2009, or wishes to nominate a director candidate for our Board of Directors, must submit such proposal or nomination in writing to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The proposal or nomination should comply with the time period and information requirements as set forth in our by-laws relating to stockholder business or stockholder nominations, respectively. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2009 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by our corporate Secretary at the above address no later than December 1, 2008.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Any stockholder or other interested party who wishes to communicate with the Board of Directors, a committee of the board, the presiding director, the non-management directors as a group or any member of the board, may send correspondence to the corporate Secretary at Republic Services, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The corporate Secretary will compile and submit on a periodic basis such correspondences to the entire Board of Directors, or, if and as designated in the communication, to the appropriate committee of the board, the presiding director, the non-management directors as a group or the appropriate individual member. The independent members of the Board of Directors have approved this process.

ELECTRONIC DELIVERY OF PROXY MATERIALS

This proxy statement and our 2007 Annual Report are available on our website at www.republicservices.com. Instead of receiving paper copies in the mail of next year’s proxy statement, proxy card and annual report, stockholders can elect to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions at www.proxyvote.com to vote using the

Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. By opting to receive or access your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources.

HOUSEHOLDING

Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. If a stockholder wishes to receive a separate Notice of Internet Availability, proxy statement or Annual Report for this year, we will promptly deliver a separate copy to such stockholder that contacts us by mail at Republic Services, Inc., Investor Relations, 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 or by telephone at (954) 769-2400.

Any stockholders of record sharing an address who now receive multiple copies of our Notice of Internet Availability, annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact Investor Relations by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our Notice of Internet Availability, annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

OTHER MATTERS

You are again invited to attend the annual meeting at which our management will present a review of our progress and operations.

Management does not intend to present any other items of business and knows of no other matters that will be brought before the annual meeting. However, if any additional matters are properly brought before the annual meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of our company. We have prepared the accompanying form of proxy at the direction of the Board of Directors and provide it to you at the request of the Board of Directors. Your Board of Directors has designated the proxies named therein.

Printed on Recycled Paper

ATTN: INVESTOR RELATIONS 110 SOUTH EAST 6TH ST., 28TH FLOOR FT. LAUDERDALE, FL 33301	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 15, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Republic Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 15, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Republic Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	REPSR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

REPUBLIC SERVICES, INC.						To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote On Directors The Board of Directors unanimously recommends that you vote FOR all Nominees:			For All	Withhold All	For All Except
1.	Election of Directors:

	The Nominees:		☐	☐	☐
	01) James E. O’Connor 02) Harris W. Hudson 03) John W. Croghan 04) W. Lee Nutter	05) Ramon A. Rodriguez 06) Allan C. Sorensen 07) Michael W. Wickham

Vote On Proposals		For	Against	Abstain

2.	Ratification of the appointment of Independent Public Accountants:	☐	☐	☐

The Board of Directors unanimously recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for 2008.

3.	In their discretion, on such other matters as may properly come before the meeting or adjournment or adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. If acting as attorney, executor, trustee, or in any representative capacity, sign name and title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY
REPUBLIC SERVICES, INC.
This proxy is solicited on behalf of the Board of Directors
James E. O’Connor and David A. Barclay, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Republic Services, Inc. to be held at 10:00 a.m., EDT on May 16, 2008 at 110 S.E. Sixth Street, 7th Floor, Fort Lauderdale, Florida 33301 or any postponements or adjournments of the meeting, as indicated hereon.
This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of all nominees for director and FOR ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2008. As to any other matter, said proxies shall vote in accordance with their best judgment.
The undersigned hereby acknowledges receipt of the Notice of the 2008 Annual Meeting of Stockholders, the Proxy Statement, and the Annual Report.
     PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)